Hudson Pacific Properties Reports
Third Quarter 2018 Financial Results
Net Income of $0.11 per Diluted Share
FFO of $0.47 per Diluted Share (Excluding Specified Items)
Signed Quarterly Record of 1.2 Million Square Feet of Office Leases
Achieved GAAP and cash rent growth of 28% and 12%, respectively
Leased 100% of EPIC and Fourth & Traction (re)developments
Sold Remainder of San Mateo Office Park for $210 Million
Sale price represents 5% GAAP premium and 14% purchase price premium
Narrowed 2018 FFO Guidance to $1.84 to $1.88
per Diluted Share (Excluding Specified Items)
Increased same-store office cash NOI growth assumption to 4.5-5.5%
____________

LOS ANGELES (November 1, 2018)—Hudson Pacific Properties, Inc. (the "Company" or "Hudson Pacific") (NYSE: HPP) today announced financial results for the third quarter 2018.

Management Comments & Industry Outlook
Victor Coleman, Hudson Pacific Properties' Chairman and CEO, said:

"The third quarter 2018 was our most productive quarter ever in terms of office leasing activity, capping our most successful four consecutive quarters of overall leasing. As our results demonstrate, fundamentals in West Coast innovation hubs remain among the best in the nation. We're seeing further rent growth and vacancy compression, and robust absorption driven by expanding tech and media companies. We're successfully addressing availabilities throughout our portfolio, and in the third quarter we signed nearly half-a-million square feet of leases at our priority, large block lease-up assets, including two full-building deals. In addition, we have renewed, backfilled, or are in leases, LOIs or proposals on 64% of our remaining fourth quarter 2018 and 55% of our remaining 2019 expirations.

"With third quarter's sale of Peninsula Office Park's remaining buildings, we have sold nearly half-a-billion of non-core assets this year into very strong investment markets. We are re-investing that capital into higher-potential value creation projects and properties, which will accelerate FFO growth in 2019 and beyond. This includes organic growth like EPIC, Harlow, and One Westside. It also includes disciplined external growth like the Ferry Building, which we purchased in the fourth quarter in a joint venture with Allianz Real Estate, where we expect significant upside through strategic re-leasing at market rents as well as our ability to drive more visitors and higher tenant demand."

Consolidated Financial & Operating Results
For third quarter 2018 compared to third quarter 2017:
• Net income attributable to common stockholders of $17.4 million, or $0.11 per diluted share, compared to $11.1 million, or $0.07 per diluted share;

• FFO, excluding specified items, of $73.3 million, or $0.47 per diluted share, compared to $78.9 million, or $0.50 per diluted share;
◦ Specified items consisting of transaction-related expenses of $0.2 million, or $0.00 per diluted share, compared to specified items consisting of transaction-related expenses of $0.6 million, or $0.00 per diluted share;
• FFO, including specified items, of $73.1 million, or $0.46 per diluted share, compared to $78.3 million, or $0.50 per diluted share;
• Total revenue decreased 4.9% to $180.7 million;
• Total operating expenses decreased 6.2% to $144.3 million;
• Income from operations increased 0.6% to $36.4 million; and
• Interest expense decreased 10.4% to $20.1 million.

Office Segment Results
Financial & operating
For third quarter 2018 compared to third quarter 2017:
• Total revenue decreased 6.2% to $161.4 million, primarily due to a $9.2 million decrease in rental revenue to $130.0 million, a $0.4 million decrease in tenant recoveries to $24.6 million, and a $1.2 million decrease in parking and other revenue to $6.9 million. Factors include:
◦ The sales of Pinnacle I and Pinnacle II (November 16, 2017), Embarcadero Place (January 25, 2018), 2180 Sand Hill (March 1, 2018), 9300 Wilshire (April 10, 2018) and Peninsula Office Park (July 27, 2018) as well as the anticipated Cisco and Robert Bosch lease terminations at Campus Center and Foothill Research Center, respectively;
• Operating expenses decreased 3.1% to $57.3 million, also due to the aforementioned asset sales and lease terminations; and
• Net operating income and cash net operating income for the 31 same-store office properties  increased 3.2% and 2.5%, respectively. The cash basis comparison is muted by a $3.2 million one-time tenant improvement cost reimbursement received in 2017, which the Company excluded for purposes of both 2017 and 2018 same-store office cash net operating income growth guidance estimates. Adjusted for this one-time reimbursement, third quarter and year-to-date same-store office cash net operating income increased 7.6% and 4.3%, respectively.

Leasing
• Stabilized and in-service office portfolio was 94.6% and 91.4% leased, respectively; and
• Executed 55 new and renewal leases totaling 1,199,578 square feet with GAAP and cash rent growth of 28.4% and 12.0% respectively. Excluding the impact of the early Netflix renewal at ICON and CUE, GAAP and cash rents grew by 31.2% and 27.5%, respectively.

Studio Segment Results
Financial & operating
For third quarter 2018 compared to third quarter 2017:
• Total revenue increased 7.9% to $19.3 million, largely due to a $0.7 million increase in rental revenue to $11.7 million, a $0.2 million increase in tenant recoveries to $0.3 million, and a $0.4 million increase in other property-related revenue to $7.0 million. Factors include:

◦ The acquisition of 6605 Eleanor Avenue and 1034 Seward Street (June 7, 2018), higher rental revenue as Sunset Gower Studios relating to the Company's studio leases with Netflix, and increased production at Sunset Las Palmas and Sunset Gower Studios;
• Total operating expenses decreased 0.7% to $10.5 million, primarily due to lower lighting expense at Sunset Bronson Studios; and
• Net operating income and cash net operating income for the three same-store studio properties increased by 12.6% and decreased by 3.0%, respectively. The cash basis comparison is muted by a $0.7 million one-time tenant improvement cost reimbursement received in 2017. Adjusted for this one-time reimbursement, third quarter and year-to-date same-store studio cash net operating income increased 6.4% and 11.9%, respectively.

Leasing
• Trailing 12-month occupancy for the same-store studio portfolio was 88.9%.

Leasing Activity
Record quarterly leasing activity across portfolio
• Netflix leased all 302,102 square feet of the EPIC office development in Hollywood through mid-2031. Netflix is expected to occupy the building in phases beginning in early 2020.
• Netflix also signed a coterminous lease extension for all 325,757 square feet of office space at ICON and all 91,953 square feet of office space at CUE, both located at Sunset Bronson Studios across the street from EPIC.
• Honey Science Corporation leased all 131,701 square feet at the Fourth & Traction office redevelopment in the Los Angeles Arts District through May 2030. Honey will occupy the building in phases beginning in mid-2019 upon landlord's completion of tenant improvements.
• Nutanix leased another 72,637 square feet at Concourse in North San Jose through May 2024, coterminous with its existing 58,714-square-foot lease in the building, and its 233,979 square feet of leases at 1740 Technology and Metro Plaza also in North San Jose.
• Poshmark leased 50,327 square feet through May 2024 at Towers at Shore Center in Redwood City.

Acquisitions
One Westside/10850 Pico (formerly Westside Pavilion) contributed to joint venture
On August 31, 2018, Macerich contributed Westside Pavilion for $190.0 million, before prorations, credits and closing costs, into the 75/25% Hudson Pacific/Macerich joint venture, of which the Company serves as managing member. The joint venture defeased an existing $139.0 million loan in connection with the contribution by purchasing U.S. Government securities. Planning and entitlements are underway to convert the mall into an approximately 500,000-square-foot creative office campus called One Westside, while maintaining 95,987 square feet of adjacent entertainment and retail space at 10850 Pico. Estimated total project costs, inclusive of the asset value at contribution, are in the range of $425.0-475.0 million, with construction completion expected in mid-2021.

Dispositions
Sold remainder of Peninsula Office Park
On July 27, 2018, the Company sold Peninsula Office Park's remaining six buildings totaling 447,739 square feet in San Mateo for $210.0 million before credits, prorations and closing costs. The sale price represents a 5% premium to the Company's GAAP basis and a 14% premium to the Company's allocated purchase price. In January of this year, the Company sold a fully vacant, 63,050-square-foot building that was part of the

Peninsula Office Park campus for $22.5 million before prorations, credits and closing costs. Net proceeds from this latest sale were used to repay $140 million outstanding under the Company's unsecured revolving credit facility, and then for general corporate purposes.

Balance Sheet
As of the end of the third quarter 2018:
• $2.4 billion of total debt equivalent to a leverage ratio of 31.9% (includes preferred units).
• Approximately $794.5 million of total liquidity comprised of:
◦ $52.5 million of unrestricted cash and cash equivalents;
◦ $490.0 million of undrawn total capacity under the unsecured revolving credit facility; and
◦ $252.0 million of excess capacity on the Sunset Bronson/Gower construction loan.

Dividend
Paid common dividend
• The Company's Board of Directors declared a dividend on its common stock of $0.25 per share, equivalent to an annual rate of $1.00 per share.
• The dividends were paid on September 28, 2018 to stockholders of record on September 18, 2018.

Activities Subsequent to Third Quarter 2018
Further expanded top 15 tenant
• Nutanix signed an additional lease for 80,489 square feet at Metro Plaza in North San Jose through May 2024.

Formed joint venture and purchased San Francisco Ferry Building
On October 9, 2018, a joint venture owned 55% by Hudson Pacific and 45% by Allianz Real Estate purchased a leasehold in the land and improvements of the iconic Ferry Building in San Francisco for $291.0 million before credits, prorations and closing costs. The Company serves as managing member of the joint venture and earns a management fee. The fully leased Ferry Building consists of 192,532 square feet of office and 75,486 square feet of retail. Office tenants include top-tier companies, such as SS&C Technologies, Meltwater, Meritage Group and Niantic. Retail contains a world-renowned public food market, with popular restaurants and retailers such as The Slanted Door and Blue Bottle Coffee. The joint venture intends to further enhance and drive revenue at the property by re-leasing space at market rents, introducing new amenities, activities and events, and capturing additional foot traffic associated with the Ferry Terminal expansion. This was an all-cash transaction and 49 years remain on the ground lease.

Acquired parcel strategic to Sunset Las Palmas Studios expansion
On October 23, 2018, the Company purchased an 11,200-square-foot office building at 6660 Santa Monica Boulevard in Hollywood adjacent to, and now part of, Sunset Las Palmas Studios for $10.0 million before credits, prorations and closings costs.

2018 Outlook
The Company is narrowing its full-year 2018 FFO guidance to a range of $1.84 to $1.88 per diluted share, excluding specified items, maintaining the $1.86 midpoint last provided on October 10, 2018 in connection with the Ferry Building acquisition announcement.

Specified items for full-year 2018 FFO guidance consist of $0.3 million of transaction-related expenses, a $0.4 million write-off of original issuance costs (i.e., deferred financing costs) associated with the Company's recast of its unsecured revolving credit facility and 5-and 7-year term loan facilities, and $0.9 million of unrealized gains from changes in fair value on non-real estate investments.
The full-year 2018 FFO estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release. It otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital markets activity or similar matters. There can be no assurance that the actual results will not differ materially from this estimate.
Below are some of the assumptions the Company used in providing this guidance (dollars in thousands):

	Full Year 2018
Metric	Low	High
Growth in same-store office property cash NOI(1)(2)(3)	4.5%	5.5%
Growth in same-store studio property cash NOI(1)(2)	8.5%	9.5%
GAAP non-cash revenue (straight-line rent and above/below-market rents)(4)	$43,000	$53,000
GAAP non-cash expense (above/below-market ground rent)	$(3,000)	$(3,000)
General and administrative expenses(5)	$(58,000)	$(63,000)
Interest expense, net(6)	$(81,500)	$(84,500)
FFO attributable to non-controlling interests	$(20,000)	$(24,000)
Weighted average common stock/units outstanding—diluted(7)	157,150,000	158,150,000

1. Same-store is defined as the 29 office properties or two studio properties, as applicable, owned and included in the Company's stabilized portfolio as of January 1, 2017, and anticipated to still be owned and included in the stabilized portfolio through December 31, 2018.
2. Please see non-GAAP information below for definition of cash NOI.
3. This estimate excludes approximately $4.2 million of material one-time tenant improvement cost reimbursements received in 2017, which were likewise excluded from prior year (2017) guidance for purposes of same-store office property cash NOI growth estimates. Please see the Same-Store Analysis in the Company's Fourth Quarter 2017 Supplemental Information report for further detail regarding these reimbursements.
4. Includes non-cash straight-line rent associated with the studio properties.
5. Includes non-cash compensation expense, which the Company estimates at $17,500 in 2018.
6. Includes amortization of deferred financing costs and loan discounts, which the Company estimates at $6,000 in 2018.
7. Diluted shares represent ownership in the Company through shares of common stock, OP Units and other convertible or exchangeable instruments. The weighted average fully diluted common stock/units outstanding for 2018 includes an estimate for the dilution impact of stock grants to the Company's executives under its 2016, 2017 and 2018 outperformance programs, as well as performance-based awards under the Company's special one-time retention award grants. This estimate is based on the projected award potential of such programs as of the end of such periods, as calculated in accordance with the Accounting Standards Codification 260, Earnings Per Share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2018 Outlook" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Supplemental Information
Supplemental financial information regarding Hudson Pacific's third quarter 2018 results may be found in the Investor Relations section of the Company's website at HudsonPacificProperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property, and debt maturity schedules.

Conference Call
The Company will hold a conference call to discuss third quarter 2018 financial results at 11:00 a.m. PT / 2:00 p.m. ET on November 1, 2018. Please dial (877) 407-0784 to access the call. International callers should dial (201) 689-8560. A live, listen-only webcast can be accessed via the Investor Relations section of the Company's website at HudsonPacificProperties.com, where a replay of the call will be available. A replay will also be available beginning November 1, 2018 at 2:00 p.m. PT / 5:00 p.m. ET, through November 8, 2018 at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (844) 512-2921 and entering the passcode 13683762. International callers should dial (412) 317-6671 and enter the same passcode.

About Hudson Pacific Properties
Hudson Pacific Properties is a visionary real estate investment trust that owns and operates more than 17 million square feet of marquee office and studio properties. Focused on premier West Coast epicenters of innovation, media and technology, its anchor tenants include Fortune 500 and leading growth companies such as Netflix, Google, Square, Uber, NFL Enterprises and more. Hudson Pacific is publicly traded on the NYSE under the symbol HPP, and listed as a component of the Russell 2000® and the Russell 3000® indices. For more information visit HudsonPacificProperties.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, or SEC, on February 16, 2018, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Contact
Laura Campbell
Senior Vice President, Investor Relations & Marketing
(310) 622-1702
lcampbell@hudsonppi.com

(FINANCIAL TABLES FOLLOW)

Consolidated Balance Sheets
In thousands, except share data

	September 30, 2018 (Unaudited)	December 31, 2017
ASSETS
Investment in real estate, at cost	$6,690,374	$6,219,361
Accumulated depreciation and amortization	(649,624)	(521,370)
Investment in real estate, net	6,040,750	5,697,991
Cash and cash equivalents	52,456	78,922
Restricted cash	10,782	22,358
Accounts receivable, net	12,125	4,234
Straight-line rent receivables, net	131,713	106,466
Deferred leasing costs and lease intangible assets, net	256,100	239,029
U.S. Government securities	148,315	—
Prepaid expenses and other assets, net	92,609	61,139
Assets associated with real estate held for sale	—	411,931
TOTAL ASSETS	$6,744,850	$6,622,070

LIABILITIES AND EQUITY
Liabilities
Unsecured and secured debt, net	$2,332,795	$2,421,380
In-substance defeased debt	139,003	—
Accounts payable, accrued liabilities and other	193,941	162,346
Lease intangible liabilities, net	43,289	49,540
Security deposits and prepaid rent	64,169	62,760
Liabilities associated with real estate held for sale	—	4,903
Total liabilities	2,773,197	2,700,929

Redeemable preferred units of the operating partnership	9,815	10,177
Redeemable non-controlling interest in consolidated real estate entity	50,092	—

Equity
Hudson Pacific Properties, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 authorized, 155,649,125 shares and 155,602,508 shares outstanding at September 30, 2018 and December 31, 2017, respectively	1,556	1,556
Additional paid-in capital	3,597,904	3,622,988
Accumulated other comprehensive income	27,834	13,227
Total Hudson Pacific Properties, Inc. stockholders' equity	3,627,294	3,637,771
Non-controlling interest—members in consolidated entities	266,986	258,602
Non-controlling interest—units in the operating partnership	17,466	14,591
Total equity	3,911,746	3,910,964
TOTAL LIABILITIES AND EQUITY	$6,744,850	$6,622,070

Consolidated Statements of Operations
Unaudited, in thousands, except share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUES
Office
Rental	$129,963	$139,157	$389,777	$406,275
Tenant recoveries	24,615	24,982	67,479	67,421
Parking and other	6,868	8,035	19,272	22,146
Total office revenues	161,446	172,174	476,528	495,842
Studio
Rental	11,731	11,012	32,822	26,802
Tenant recoveries	299	133	1,153	927
Other property-related revenue	6,988	6,561	18,724	14,964
Other	234	141	758	271
Total studio revenues	19,252	17,847	53,457	42,964
Total revenues	180,698	190,021	529,985	538,806
OPERATING EXPENSES
Office operating expenses	57,295	59,102	164,475	162,524
Studio operating expenses	10,511	10,588	28,714	24,842
General and administrative	14,280	13,013	46,047	41,329
Depreciation and amortization	62,224	71,158	183,483	217,340
Total operating expenses	144,310	153,861	422,719	446,035
Operating income	36,388	36,160	107,266	92,771
OTHER EXPENSE (INCOME)
Interest expense	20,131	22,461	59,965	66,086
Interest income	(418)	(44)	(493)	(90)
Unrealized gain on non-real estate investment	—	—	(928)	—
Unrealized loss on ineffective portion of derivative instrument	—	37	—	82
Transaction-related expenses	165	598	283	598
Other income	(25)	(1,402)	(748)	(2,656)
Total other expenses	19,853	21,650	58,079	64,020
Income before gains on sale of real estate	16,535	14,510	49,187	28,751
Gains on sale of real estate	3,735	—	43,337	16,866
Net income	20,270	14,510	92,524	45,617
Net income attributable to preferred units	(153)	(159)	(465)	(477)
Net income attributable to participating securities	(118)	(255)	(555)	(750)
Net income attributable to non-controlling interest in consolidated entities	(2,569)	(2,991)	(9,059)	(9,002)
Net income attributable to non-controlling interest in the operating partnership	(63)	(41)	(299)	(256)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$17,367	$11,064	$82,146	$35,132

BASIC AND DILUTED PER SHARE AMOUNTS
Net income attributable to common stockholders—basic	$0.11	$0.07	$0.53	$0.23
Net income attributable to common stockholders—diluted	$0.11	$0.07	$0.52	$0.23
Weighted average shares of common stock outstanding—basic	155,649,110	155,302,800	155,637,351	152,874,952
Weighted average shares of common stock outstanding—diluted	156,669,247	156,093,736	156,628,488	153,648,888

Funds From Operations
Unaudited, in thousands, except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS ("FFO")(1)
Net income	$20,270	$14,510	$92,524	$45,617
Adjustments:
Depreciation and amortization of real estate assets	61,727	70,555	182,013	215,788
Gains on sale of real estate	(3,735)	—	(43,337)	(16,866)
FFO attributable to non-controlling interests	(5,019)	(6,609)	(15,666)	(18,561)
Net income attributable to preferred units	(153)	(159)	(465)	(477)
FFO to common stockholders and unitholders	73,090	78,297	215,069	225,501
Specified items impacting FFO:
Transaction-related expenses	165	598	283	598
One-time debt extinguishment costs	—	—	421	—
Unrealized gains on non-real estate investment(2)	—	—	(928)	—
FFO (EXCLUDING SPECIFIED ITEMS) TO COMMON STOCKHOLDERS AND UNITHOLDERS	$73,255	$78,895	$214,845	$226,099

Weighted average common stock/units outstanding—diluted	157,238	156,663	157,198	154,511
FFO per common stock/unit—diluted	$0.46	$0.50	$1.37	$1.46
FFO (excluding specified items) per common stock/unit- diluted	$0.47	$0.50	$1.37	$1.46

1. Hudson Pacific calculates FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts. The White Paper defines FFO as net income or loss calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. The Company believes that FFO is a useful supplemental measure of its operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of its activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, the Company's FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, the Company believes that FFO along with the required GAAP presentations provides a more complete measurement of its performance relative to its competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. The Company uses FFO per share to calculate annual cash bonuses for certain employees.

FFO should not be viewed as an alternative measure of the Company's operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company's properties, which are significant economic costs and could materially impact the Company's results from operations.

2. Hudson Pacific adopted ASU 2016-01 on January 1, 2018 and elected the measurement alternative. This standard requires the Company to mark the investment in shares to fair value whenever fair value is readily available or observable. During the second quarter of 2018, Hudson Pacific recognized a $928 thousand unrealized gain.

Net Operating Income
Unaudited, in thousands

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
RECONCILIATION OF NET INCOME TO NET OPERATING INCOME ("NOI")(1)
Net income	$20,270	$14,510	$92,524	$45,617
Adjustments:
Interest expense	20,131	22,461	59,965	66,086
Interest income	(418)	(44)	(493)	(90)
Unrealized gain on non-real estate investment(2)	—	—	(928)	—
Unrealized loss on ineffective portion of derivatives	—	37	—	82
Transaction-related expenses	165	598	283	598
Other income	(25)	(1,402)	(748)	(2,656)
Gains on sale of real estate	(3,735)	—	(43,337)	(16,866)
Income from operations	36,388	36,160	107,266	92,771
Adjustments:
General and administrative	14,280	13,013	46,047	41,329
Depreciation and amortization	62,224	71,158	183,483	217,340
NOI	$112,892	$120,331	$336,796	$351,440

1. Hudson Pacific evaluates performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of the Company's performance, or as an alternative to cash flows as a measure of liquidity, or the Company's ability to make distributions. All companies may not calculate NOI in the same manner. Hudson Pacific considers NOI to be a useful performance measure to investors and management because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating its properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. The Company calculates NOI as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, transaction-related expenses and other non-operating items. The Company defines NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. Hudson Pacific believes that NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.

2. Hudson Pacific adopted ASU 2016-01 on January 1, 2018 and elected the measurement alternative. This standard requires the Company to mark the investment in shares to fair value whenever fair value is readily available or observable. During the second quarter of 2018, Hudson Pacific recognized a $928 thousand unrealized gain.